Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-66708 and No. 333-58736) pertaining to the Riverstone Networks, Inc. 2000 Equity Incentive Plan (Amended and Restated) and the Riverstone Networks, Inc. Employee Stock Purchase Plan of our report dated May 28, 2002, with respect to the consolidated financial statements and schedule of Riverstone Networks, Inc. included in the Annual Report (Form 10-K) for the year ended March 2, 2002.

/s/    Ernst & Young LLP

Palo Alto, California
May 29, 2002